Exhibit 99.1

Ecovyst Reports Second Quarter 2023 Results

MALVERN, PA, August 3, 2023 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of specialty catalysts and services, today reported results for the second quarter ended June 30, 2023 and updated fiscal 2023 guidance.

Second Quarter 2023 Results & Highlights
▪Sales of $184.1 million, compared to $225.2 million in the second quarter of 2022, the reduction driven primarily by lower pass-through of sulfur costs of approximately $32 million.
▪Net income of $26.1 million, up 36% year-over-year, with a net income margin of 14.2% and with diluted net income per share of $0.22, up 57% year-over-year; Adjusted net income of $34.6 million, up 15% year-over-year, with Adjusted diluted earnings per share of $0.29, up 32% year-over-year.
▪Adjusted EBITDA of $79.3 million, up 9% year-over-year, with an Adjusted EBITDA margin of 34.7%.
▪Profitability driven by strong pricing, favorable mix, and higher sales of renewable fuels, emission control, and hydrocracking catalysts, offsetting lower virgin sulfuric acid and silica catalyst sales volume.
▪In conjunction with a secondary offering, repurchased 4,000,000 shares at an average price of $10.88, for total cost of $43.5 million.
▪Formalized a strategic cooperation with Valoregen for development of advanced plastic recycling technologies utilizing the Opal InfinityTM catalyst portfolio of the Zeolyst Joint Venture.
▪Updating 2023 guidance to reflect anticipated softening of demand in select end uses and the impact of an unforeseen outage and production restriction at one of our sites.

Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

“During the second quarter of 2023, high refinery utilization continued to support demand for our regeneration services and we benefited from higher net pricing for regeneration volume. In addition, and as anticipated, we saw stronger sales for emission control, hydrocracking and renewable fuel catalysts in our Catalyst Technologies segment, which also continued to benefit from previously implemented price increases,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Although unplanned operational downtime at our Ecoservices’ Dominguez facility at the end of the quarter limited sales volume and increased maintenance costs, we delivered second quarter 2023 Adjusted EBITDA of $79 million, up 9%, compared to the second quarter of 2022, with an associated margin of 34.7%, which was up 680 basis points compared to the year-ago quarter,” added Bitting.

Second Quarter 2023 Results
Sales for the quarter ended June 30, 2023 were $184.1 million, compared to $225.2 million in the second quarter of 2022. The change was primarily driven by a $32 million impact associated with the pass-through of lower average sulfur costs compared to the second quarter of 2022. In addition, lower virgin sulfuric acid sales volume resulting from an unplanned production outage at Ecoservices’ Dominguez facility and lower silica catalyst sales were partially offset by stronger pricing for regeneration services and higher pricing within Catalyst Technologies. Within the Zeolyst Joint Venture, sales were higher on increased sales of catalyst used in the production of renewable fuels, emission control and hydrocracking catalysts.
Net income was $26.1 million, compared to net income of $19.2 million in the second quarter of 2022, with a diluted net income per share of $0.22. Adjusted net income was $34.6 million with an Adjusted diluted earnings per share of $0.29. Adjusted EBITDA was $79.3 million, up $6.4 million or 9%, compared to $72.9 million in the second quarter of 2022, with the change reflecting higher pricing and favorable mix, partially offset by lower sales volume, higher unplanned repair and maintenance costs and higher costs associated with product networking.

Ecovyst Second Quarter 2023 Earnings Release	Page 1

Review of Segment Results and Business Trends
Demand across most product categories, end-uses and customers remained positive. Through the second quarter of 2023, high refinery utilization continued to support activity in our regeneration services business, and we anticipate high refinery utilization to continue for the balance of 2023. In addition, strong demand resulted in higher sales of catalyst used in the production of renewable fuels, emission control and hydrocracking catalysts during the second quarter, compared to the second quarter of 2022, and we expect continued higher sales of hydrocracking catalysts in the second half of 2023, compared to the first half of the year. However, sales volumes in Ecoservices were impacted in the second quarter of 2023, primarily by the unplanned production downtime at the Dominguez site, and we expect the outages and resulting production restriction to adversely impact sales and maintenance costs in the third quarter of 2023.
In addition, late in the second quarter of 2023, we saw evidence of weaker demand fundamentals in nylon and polyethylene end uses, which we believe are more driven by cyclical, global demand trends. For the second half of 2023, we believe these weaker demand fundamentals will adversely impact sales of virgin sulfuric acid into nylon production. In addition, we now expect lower sales of polyethylene catalysts for the balance of 2023, driven by declining global polyethylene demand and lower polyethylene production plant operating rates.
Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. Tightening of gasoline standards and increased demand for higher-octane premium grade gasoline to power high compression, more fuel efficient engines resulted in higher utilization for our customers’ alkylation units. High U.S. refinery utilization in 2022 and through the first half of 2023 supported our customers’ production of alkylate and translated into strong demand for our regeneration services. We expect refinery utilization to remain high through the remainder of 2023. Sulfuric acid is a widely used chemical and it plays a key role in producing a wide array of materials, particularly those supporting green infrastructure. While we expect our virgin sulfuric acid sales in 2023 to benefit from mining activity for metals and minerals that provide conductivity in low carbon technologies, as well as from demand in a wide range of industrial applications, production downtime in the second quarter limited sales of virgin sulfuric acid, and we expect the production constraints to adversely impact virgin sulfuric acid volume in the third quarter of 2023. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with expected demand growth in both traditional and renewable fuel production. We believe sustainability trends will continue to favor our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
Sales were $158.1 million, compared to $193.0 million in the second quarter of 2022. The change in sales reflects lower pass-through of sulfur costs of approximately $32 million, and lower virgin sulfuric acid sales volume resulting from production constraints during the second quarter. These factors were partially offset by higher average pricing for regeneration services. Adjusted EBITDA was $60.1 million, compared to $60.0 million in the second quarter of 2022. The nominal increase period-to-period was largely attributable to higher pricing for regeneration services, partially offset by lower virgin sulfuric acid sales volume and higher unplanned repair and maintenance costs.
Catalyst Technologies
Our silica catalysts business supplies critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. While we expect long-term demand for polyethylene films and packaging to remain positive, late in the second quarter we saw evidence of softer global demand and lower operating rates for polyethylene producers, which we believe will impact sales of polyethylene catalysts in the second half of 2023. Through the Zeolyst Joint Venture, we also supply specialty catalysts to customers for use in the production of both traditional and renewable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. Demand for traditional fuels remained positive and demand for renewable fuels increased. We also supply niche custom catalysts in the refining and petrochemical industries. We continue to expect growth in demand for catalysts used in these applications.

Ecovyst Second Quarter 2023 Earnings Release	Page 2

During the second quarter of 2023, silica catalysts sales were $26.0 million, compared to $32.2 million in the second quarter of 2022, with the change reflecting lower sales of polyethylene catalysts and the timing of event driven niche custom catalyst orders used in the production of methyl methacrylate, partially offset by higher average selling prices. Zeolyst Joint Venture sales were $44.7 million, up 25%, compared to $35.9 million in the second quarter of 2022. The increase in sales was due to the comparative timing of customer orders for hydrocracking and specialty catalysts sales and increased demand for catalysts used in renewable fuel and emission control applications. Adjusted EBITDA, which includes the Zeolyst Joint Venture, was $25.4 million, up $4.0 million or 19%, compared to $21.4 million in the second quarter of 2022, with the change reflecting continued strong pricing, favorable product mix and lower production costs.

Cash Flows and Balance Sheet
Cash flows from operating activities was $41.1 million for the six months ended June 30, 2023, compared to $52.8 million for the six months ended June 30, 2022. The decrease was driven by the timing of dividends received from the Zeolyst Joint Venture. At June 30, 2023, the Company had cash and cash equivalents of $29.2 million, total gross debt of $882.0 million and availability under the ABL facility of $70.0 million, after giving effect to $4.0 million of outstanding letters of credit and no revolving credit facility borrowings outstanding, for total available liquidity of $99.2 million. The net debt to net income ratio was 12.7x as of June 30, 2023 and the net debt leverage ratio was 3.2x as of June 30, 2023.

Updated 2023 Financial Outlook
“While our expectations for regeneration services demand and sales of hydrocracking and other zeolite-based catalysts remains positive for the second half of 2023, late in the second quarter we began to see evidence of softer demand in end uses more linked to global macroeconomic fundamentals, including lower demand expectations and de-stocking from certain customers. These end uses include nylon production, which is a significant outlet for our virgin sulfuric acid, and polyethylene production, where global demand operating rates have continued to decrease beyond our forecast. In addition, the unplanned equipment outage and production restriction at the Ecoservices’ Dominguez location late in the second quarter continued into the third quarter, prior to its resolution,” said Bitting.

“Given that we expect weaker demand in the nylon and polyethylene end uses, and with the combined impact of both lost sales volume and higher maintenance and repair costs primarily associated with the unplanned equipment outage and production restriction at the Ecoservices’ Dominguez site, we are making a moderate revision to our full-year Adjusted EBITDA expectations to a range of $260 million - $275 million,” Bitting said. “Despite the current downcycle conditions in the global nylon and polyethylene end uses, we believe our balanced portfolio of products provides us with attractive future growth opportunities associated with sustainable technologies. These include the potential expansion of production of renewable fuels, low-carbon technologies driving growth in the mining sector, and future growth opportunities, as evidenced by our recently announced collaboration with Valoregen on plastics recycling.”
Based upon business trends and conditions as of today, the Company’s full year 2023 guidance is as follows:

▪Sales of $685 million to $715 million1 (changed from $730 million to $760 million to reflect lower expected virgin sulfuric acid volume and lower expected volume of polyethylene catalysts)
▪Sales of $155 million to $165 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP sales (increased from $145 million to $155 million)
▪Adjusted EBITDA2 of $260 million to $275 million (change from $285 million to $300 million)
▪Adjusted Free Cash Flow2 of $100 million to $115 million (change from $115 million to $130 million)
▪Capital expenditures of $50 million to $60 million (change from $60 million to $70 million)
▪Interest expense of $45 million to $50 million (no change)
▪Depreciation & amortization (no change)
•Ecovyst - $80 million to $90 million
•Zeolyst J.V. - $14 million to $16 million

1Sales outlook for 2023 assumes lower average sulfur prices, compared to 2022, and lower projected pass-through of sulfur costs of approximately $90 million.

Ecovyst Second Quarter 2023 Earnings Release	Page 3

2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with the Company’s equity sponsors, as well as through open market repurchases. Future repurchases may also be conducted through negotiated transactions with an equity sponsor, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases.
During the second quarter of 2023, in connection with a secondary offering of the Company’s common stock in May 2023, the Company repurchased 4,000,000 shares of its common stock sold in the offering from the underwriter at a price of $10.88 per share concurrently with the closing of the offering, for a total of $43.5 million.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of June 30, 2023, $239.9 million was available for additional share repurchases under the program.

Conference Call and Webcast Details
On Thursday, August 3, 2023, Ecovyst management will review the second quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 267-6316 (domestic) or
1 (203) 518-9848 (international) and use the participant code ECVTQ223.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

Ecovyst Second Quarter 2023 Earnings Release	Page 4

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst Joint Venture, supplies zeolites used for catalysts that help produce renewable fuels, remove nitrogen oxides from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted earnings per share, and net debt leverage ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Ecovyst Second Quarter 2023 Earnings Release	Page 5

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2023 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Second Quarter 2023 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2023	2022	% Change	2023	2022	% Change

Sales	$184.1	$225.2	(18.3)%	$345.0	$404.9	(14.8)%
Cost of goods sold	123.1	165.3	(25.5)%	247.5	297.3	(16.8)%
Gross profit	61.0	59.9	1.8%	97.5	107.6	(9.4)%
Selling, general and administrative expenses	21.4	22.8	(6.1)%	42.5	46.3	(8.2)%
Other operating expense, net	6.3	9.7	(35.1)%	13.0	17.4	(25.3)%
Operating income	33.3	27.4	21.5%	42.0	43.9	(4.3)%
Equity in net (income) from affiliated companies	(11.4)	(8.5)	34.1%	(11.6)	(14.3)	(18.9)%
Interest expense, net	9.2	8.9	3.4%	19.0	17.3	9.8%
Other expense, net	0.6	0.5	20.0%	0.2	0.8	(75.0)%
Income before income taxes	34.9	26.5	31.7%	34.4	40.1	(14.2)%
Provision for income taxes	8.8	7.3	20.5%	9.7	13.0	(25.4)%
Effective tax rate	25.2%	27.5%		28.3%	32.4%
Net income	$26.1	$19.2	35.9%	$24.7	$27.1	(8.9)%

Earnings per share:
Basic earnings per share	$0.22	$0.14		$0.20	$0.20
Diluted earnings per share	$0.22	$0.14		$0.20	$0.19

Weighted average shares outstanding:
Basic	118,651,402	138,035,764		120,335,414	137,876,185
Diluted	119,920,742	139,149,560		121,831,942	139,175,659

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$29.2	$110.9
Accounts receivable, net	78.2	74.8
Inventories, net	47.6	44.4
Derivative assets	17.3	18.5
Prepaid and other current assets	24.9	19.1
Total current assets	197.2	267.7
Investments in affiliated companies	438.4	436.0
Property, plant and equipment, net	587.2	584.9
Goodwill	404.2	403.2
Other intangible assets, net	123.5	129.9
Right-of-use lease assets	29.6	28.3
Other long-term assets	33.9	34.6
Total assets	$1,814.0	$1,884.6
LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	34.6	40.0
Operating lease liabilities—current	9.1	8.2
Accrued liabilities	50.3	72.2
Total current liabilities	103.0	129.4
Long-term debt, excluding current portion	862.4	865.9
Deferred income taxes	137.1	136.2
Operating lease liabilities—noncurrent	20.5	20.0
Other long-term liabilities	23.3	25.8
Total liabilities	1,146.3	1,177.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,744,045 and 139,571,272 on June 30, 2023 and December 31, 2022, respectively; outstanding shares 116,263,742 and 122,186,238 on June 30, 2023 and December 31, 2022, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,101.3	1,091.5
Accumulated deficit	(217.4)	(242.0)
Treasury stock, at cost; shares 24,480,303 and 17,385,034 on June 30, 2023 and December 31, 2022, respectively	(224.5)	(149.6)
Accumulated other comprehensive income	6.9	6.0
Total equity	667.7	707.3
Total liabilities and equity	$1,814.0	$1,884.6

Ecovyst Second Quarter 2023 Earnings Release	Page 8

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:	(in millions)
Net income	$24.7	$27.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.1	32.2
Amortization	7.0	7.1
Amortization of deferred financing costs and original issue discount	1.0	1.0
Foreign currency exchange (gain) loss	(0.6)	1.1
Deferred income tax provision	1.3	11.3
Net loss on asset disposals	2.3	0.7
Stock compensation	9.1	12.7
Equity in net income from affiliated companies	(11.6)	(14.3)
Dividends received from affiliated companies	10.0	30.0
Other, net	6.2	(4.4)
Working capital changes that provided (used) cash:
Receivables	(3.0)	(33.2)
Inventories	(3.0)	(3.1)
Prepaids and other current assets	(5.7)	—
Accounts payable	(1.5)	9.7
Accrued liabilities	(29.2)	(25.1)
Net cash provided by operating activities	41.1	52.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(39.2)	(25.8)
Payments for business divestiture, net of cash	—	(3.7)
Other, net	—	—
Net cash used in investing activities	(39.2)	(29.5)

Cash flows from financing activities:
Draw down of revolving credit facilities	14.5	—
Repayments of revolving credit facilities	(14.5)	—
Repayments of long-term debt	(4.5)	(4.5)
Repurchases of common shares	(73.4)	(7.1)
Tax withholdings on equity award vesting	(0.9)	(0.3)
Repayment of financing obligation	(1.4)	—
Other, net	0.3	—
Net cash used in financing activities	(79.9)	(11.9)

Effect of exchange rate changes on cash and cash equivalents	(3.7)	(1.1)
Net change in cash and cash equivalents	(81.7)	10.3
Cash and cash equivalents at beginning of period	110.9	140.9
Cash and cash equivalents at end of period	$29.2	$151.2

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Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income	$26.1	$19.2	$24.7	$27.1
Provision for income taxes	8.8	7.3	9.7	13.0
Interest expense, net	9.2	8.9	19.0	17.3
Depreciation and amortization	21.0	19.7	41.2	39.2
EBITDA	65.1	55.1	94.6	96.6
Joint venture depreciation, amortization and interest(a)	3.2	4.0	6.8	8.1
Amortization of investment in affiliate step-up(b)	1.6	1.6	3.2	3.2
Net loss on asset disposals(c)	1.1	0.6	2.3	0.7
Foreign currency exchange (gain) loss(d)	(0.4)	0.5	(1.1)	1.1
LIFO expense(e)	1.1	0.2	2.5	0.4
Transaction and other related costs(f)	1.2	0.8	2.6	5.1
Equity-based compensation	5.0	5.4	9.1	12.7
Restructuring, integration and business optimization expenses(g)	1.1	5.3	2.1	5.7
Other(h)	0.3	(0.6)	0.1	(1.5)
Adjusted EBITDA	$79.3	$72.9	$122.2	$132.1

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Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Ecoservices Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

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Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended June 30,
	2023					2022
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$34.9	$8.8	$26.1	$0.22	$0.22	$26.5	$7.3	$19.2	$0.14	$0.14
Amortization of investment in affiliate step-up(b)	1.6	0.4	1.2	0.01	0.01	1.6	0.4	1.2	0.01	0.01
Net loss on asset disposals(c)	1.1	0.3	0.8	0.01	0.01	0.6	0.2	0.4	—	—
Foreign currency exchange (gain) loss(d)	(0.4)	(0.2)	(0.2)	—	—	0.5	0.1	0.4	—	—
LIFO expense(e)	1.1	0.3	0.8	0.01	0.01	0.2	—	0.2	—	—
Transaction and other related costs(f)	1.2	0.3	0.9	0.01	0.01	0.8	0.2	0.6	—	—
Equity-based compensation	5.0	1.0	4.0	0.03	0.03	5.4	0.7	4.7	0.03	0.03
Restructuring, integration and business optimization expenses(g)	1.1	0.3	0.8	0.01	0.01	5.3	1.4	3.9	0.03	0.03
Other(h)	0.3	0.1	0.2	(0.01)	(0.01)	(0.6)	(0.1)	(0.5)	0.01	0.01
Adjusted Net Income(1)	$45.9	$11.3	$34.6	$0.29	$0.29	$40.3	$10.2	$30.1	$0.22	$0.22

Weighted average shares outstanding				118,651,402	119,920,742				138,035,764	139,149,560

	Six months ended June 30,
	2023					2022
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$34.4	$9.7	$24.7	$0.20	$0.20	$40.1	$13.0	$27.1	$0.20	$0.19
Amortization of investment in affiliate step-up(b)	3.2	0.8	2.4	0.02	0.02	3.2	0.8	2.4	0.02	0.02
Net loss on asset disposals(c)	2.3	0.6	1.7	0.01	0.01	0.7	0.2	0.5	—	—
Foreign currency exchange (gain) loss(d)	(1.1)	(0.2)	(0.9)	(0.01)	(0.01)	1.1	0.2	0.9	0.01	0.01
LIFO expense(e)	2.5	0.7	1.8	0.02	0.02	0.4	0.1	0.3	—	—
Transaction and other related costs(f)	2.6	0.7	1.9	0.02	0.02	5.1	1.2	3.9	0.03	0.03
Equity-based compensation	9.1	0.8	8.3	0.07	0.07	12.7	0.4	12.3	0.09	0.09
Restructuring, integration and business optimization expenses(g)	2.1	0.6	1.5	0.01	0.01	5.7	1.5	4.2	0.03	0.03
Other(h)	0.1	—	0.1	0.01	—	(1.5)	(0.4)	(1.1)	(0.01)	(0.01)
Adjusted Net Income(1)	$55.2	$13.7	$41.5	$0.35	$0.34	$67.5	$17.0	$50.5	$0.37	$0.36

Weighted average shares outstanding				120,335,414	121,831,942				137,876,185	139,175,659

Ecovyst Second Quarter 2023 Earnings Release	Page 12

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define adjusted net income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
The adjustments to net income are shown net of applicable tax rates of 26.2% and 26.0% for the six months ended June 30, 2023 and 2022, respectively, except for the foreign currency exchange (gain) loss and equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162m, and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item. The tax effect of the foreign currency exchange (gain) loss is derived from tax effecting the actual year to date foreign currency exchange (gain) loss by the respective local country statutory rates which is recorded as a discrete item.

Ecovyst Second Quarter 2023 Earnings Release	Page 13

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended June 30,			Six months ended June 30,
	2023	2022	% Change	2023	2022	% Change

Sales:
Ecoservices	$158.1	$193.0	(18.1)%	$295.8	$347.0	(14.8)%
Silica Catalysts	26.0	32.2	(19.3)%	49.2	57.9	(15.0)%
Total sales	$184.1	$225.2	(18.3)%	$345.0	$404.9	(14.8)%

Zeolyst Joint Venture sales	$44.7	$35.9	24.5%	$66.8	$64.9	2.9%

Adjusted EBITDA:
Ecoservices	$60.1	$60.0	0.2%	$96.9	$109.3	(11.3)%
Catalyst Technologies	25.4	21.4	18.7%	38.4	38.4	—%
Unallocated corporate expenses	(6.2)	(8.5)	(27.1)%	(13.1)	(15.6)	(16.0)%
Total Adjusted EBITDA	$79.3	$72.9	8.8%	$122.2	$132.1	(7.5)%

Adjusted EBITDA Margin:
Ecoservices	38.0%	31.1%		32.8%	31.5%
Catalyst Technologies(1)	35.9%	31.4%		33.1%	31.3%
Total Adjusted EBITDA Margin(1)	34.7%	27.9%		29.7%	28.1%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Second Quarter 2023 Earnings Release	Page 14

Appendix Table A-4: Adjusted Free Cash Flow

	Six months ended June 30,
	2023	2022
	(in millions)
Net cash provided by operating activities	$41.1	$52.8
Less:
Purchases of property, plant and equipment(1)	(39.2)	(25.8)
Free cash flow	$1.9	$27.0

Adjustments to free cash flow:
Cash paid for costs related to segment disposals	—	14.1
Adjusted free cash flow(2)	$1.9	$41.1

Net cash used in investing activities(3)	$(39.2)	$(29.5)
Net cash used in financing activities	$(79.9)	$(11.9)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of adjusted free cash flow.

Ecovyst Second Quarter 2023 Earnings Release	Page 15

Appendix Table A-5: Net Debt Leverage Ratio

	June 30, 2023		June 30, 2022
	(in millions, except ratios)
Total debt	$882.0		$891.0
Less:
Cash and cash equivalents	29.2		151.2
Net debt	$852.8		$739.8

Trailing twelve months(1):
Net income	67.4		39.6
Adjusted EBITDA(2)	266.8		264.7

Net debt to net income ratio	12.7	x	18.7	x
Net debt leverage ratio	3.2	x	2.8	x

(1)Calculated on a continuing operations basis.
(2)Refer to Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Second Quarter 2023 Earnings Release	Page 16